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                                                                               EXHIBIT 11

                           GRACO INC. AND SUBSIDIARIES
                   COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)


                                           Thirteen Weeks Ended         Thirty-nine Weeks Ended
                                        ---------------------------    --------------------------
                                        Sep 29, 2000   Sep 24, 1999    Sep 29, 2000  Sep 24, 1999
                                        ------------   ------------    ------------  ------------
                                                   (in thousands except per share amounts)

Net earnings applicable to common
    shareholders for basic and
    diluted earnings per share               $18,073        $15,043         $51,379       $44,205
                                        ------------   ------------    ------------  ------------

Weighted average shares outstanding
    for basic earnings per share              20,212         20,338          20,284        20,194

Dilutive effect of stock options computed
    using the treasury stock method
    and the average market price                 339            678             327           629

Weighted average shares outstanding
    for diluted earnings per share            20,551         21,016          20,611        20,823

Basic earnings per share                     $  0.89        $  0.74         $  2.53       $  2.19
                                        ------------   ------------    ------------  ------------
Diluted earnings per share                   $  0.88        $  0.72         $  2.49       $  2.12
                                        ------------   ------------    ------------  ------------

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